  Exhibit 99.2

  ImageWare Systems Reports 2019 First Quarter Financial Results

Update on Partners’ Biometric Sales and Marketing

San Diego (May 9, 2019) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, reported financial results for the first quarter ended March 31, 2019.

Q1 Summary of Results

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Revenue for the quarter ended March 31, 2019 increased 30% to $931,000 from $716,000 in the first quarter 2018.
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Gross profit for the first quarter was $727,000 (78%) as compared with $468,000 (65%) in the first quarter 2018.
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Net loss was $3.6 million in the first quarter 2019 compared with $3.6 million in the first quarter 2018.

Significant Events

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In February, ImageWare entered into a definitive agreement with a global financial services provider to provide multi-modal biometric authentication solutions for a healthcare application. ImageWare’s GoVerify ID® mobile biometric solution will be part of a solution used to help ensure compliance with mandates under the 21st Century Cures Act requiring states to implement Electronic Visit Verification (EVV) for patients.
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In March, Contactable (Pty) Ltd., a reseller of the ImageWare’s identity and biometric authentication services and products, informed ImageWare that it has been awarded a contract to provide onboarding, identity proofing, digital identity and biometric authentication services to a major multinational mobile telecommunications company. Contactable will be providing the mobile telecommunications company with ImageWare’s multi-modal Biometric Engine for the biometric authentication.
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In late April ImageWare announced the closing of a registered direct offering of its common stock with gross proceeds of $6.55 million.

Jim Miller, Chairman and CEO of ImageWare Systems said, “From many quarters, we are seeing fundamental and very positive changes in the identity management and biometric authentication landscapes around the world - with heightened interest in the IWS platform. While revenues in the quarter continued to primarily reflect our historical business, given this new wave of interest and our recently executed agreements for our first significant implementations in the private sector (as well as a historically high pipeline) we should see a change to that mix in subsequent quarters as these dynamics translate to revenues.”

2019 First Quarter Financial Results Conference Call

The Company will host an investor update call on Thursday, May 9, 2019 at 1:30pm PT (4:30pm ET). The Participant Dial-In Number for the conference call is Domestic/International 323-994-2093. Participants should dial in to the call at least five minutes before 1:30pm PT (4:30pm ET) on May 9, 2019. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=134480. A replay of the call will be available for 90 days on the Company’s website https://www.iwsinc.com/company/investor-relations/. You can also listen to a replay of the call by dialing toll-free 1-844-512-2921 (international only 1-412-317-6671) starting May 9, 2019, at 7:30pm ET through May 16, 2019 at 11:59 pm ET. Please use PIN Number 7028332.

About ImageWare® Systems, Inc.

ImageWare Systems, Inc. is a leading developer of mobile and cloud-based identity management solutions, providing two-factor, biometric and multi-factor cloud-based authentication solutions for the enterprise. The company delivers next-generation biometrics as an interactive and scalable cloud-based solution. ImageWare brings together cloud and mobile technology to offer two-factor, biometric, and multi-factor authentication for smartphone users, for the enterprise, and across industries.

ImageWare’s products support multi-modal biometric authentication including, but not limited to, face, voice, fingerprint, iris, palm, and more. All the biometrics can be combined with or used as replacements for authentication and access control tools, including tokens, digital certificates, passwords, and PINS, to provide the ultimate level of assurance, accountability, and ease of use for corporate networks, web applications, mobile devices, and PC desktop environments.
ImageWare Systems, Inc. is headquartered in San Diego California, with offices in Oregon, Canada, Mexico, and Japan.  To learn more about ImageWare, visit https://www.iwsinc.com/ and follow us on Twitter, LinkedIn, YouTube and Facebook.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact
Harvey Bibicoff, CEO, Bibicoff + MacInnis, Inc.
(818) 379-8500    harvey@bibimac.com

Media Contact
Michael Senger, VP Corporate Communications, ImageWare Systems, Inc.
(858) 257-0358    media@iwsinc.com

-Continued-

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2019	2018
Revenues
Product	$278	$97
Maintenance	653	619
Total Revenues	931	716

Cost of Revenue
Product	84	26
Maintenance	120	222

Gross Profit	727	468
	78%	65%
Operating Expenses
General & administrative	1,107	1,175
Sales and marketing	1,005	861
Research and development	1,774	1,799
Depreciation and amortization	19	12
Total Operating Expenses	3,905	3,847

Loss from operations	(3,178)	(3,379)

Interest (income) expense, net	(22)	173
Change in fair value of derivative liabilities	424	-
Other componsents of net periodic pension expense	32	31
Loss from continuing operations before income taxes	(3,612)	(3,583)

Income taxes	-	-

Loss from continuing operations	(3,612)	(3,583)

Net loss	$(3,612)	$(3,583)

Preferred dividends	(1,294)	(769)
Net loss available to common shareholders	$(4,906)	$(4,352)

Per share data - basic
Net income (loss) from continuing operations	$(0.04)	$(0.04)
Preferred dividends	(0.01)	(0.01)
Basic income (loss) per share available to common shareholders	$(0.05)	$(0.05)

Basic weighted-average common shares	98,398,239	94,333,663

  -Continued-

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
Assets:
Cash	$2,925	$5,694
Accounts receivable, net	1,119	968
Inventories	105	29
Other current assets	209	233
Property and equipment, net	236	244
Other assets	284	332
Operating lease right-of-use assets	2,157	-
Intangible assets, net	79	82
Goodwill	3,416	3,416
Total Assets	$10,530	$10,998

Liabilities and Shareholders' Deficit:
Current liabilities	$4,687	$3,846
Pension obligation	1,889	1,876
Lease liabilities	2,032	-
Other long-term liabilities	118	147
Mezzanine equity	8,342	8,156
Shareholders' equity (deficit)	(6,538)	(3,027)
Total Liabilities and Shareholders' Equity (Deficit)	$10,530	$10,998